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Exhibit 99.1

AXS-ONE ANNOUNCES PROFITABLE FIRST QUARTER
FINANCIAL RESULTS FOR 2003

Company Contact: William Levering AXS-One Inc. wlevering@axsone.com (201) 935-3400	IR Contact: Matthew Hayden Hayden Communications matt@haydenir.com (760) 487-1137
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  Seventh Consecutive Quarter of Profitability

  •
  Total Quarterly Revenues Rose 4% Over Prior Year to $9.4 Million with EPS of $.02 per diluted share

  •
  Licensing Agreements Totaling $1.2 Million Recognized During the Quarter

RUTHERFORD, NJ—April 30, 2003—AXS-One Inc. (AMEX: AXO), a leading provider of e-business solutions, today announced its financial results for the first quarter ended March 31, 2003.

        Revenues for the quarter ended March 31, 2003 increased approximately 4% to $9.4 million from $9.1 million in the corresponding prior year period. Operating income was $520,000 compared to $627,000 in the first quarter of 2002. Net income for the three months increased 8% to $427,000, or $.02 per diluted share, in comparison to $397,000, or $.02 per diluted share, for the first quarter of 2002, marking the Company's seventh consecutive quarter of profitability.

        The Company had $2.3 million in cash as of March 31, 2003. Total debt has been reduced by $450 thousand to $1.897 million.

        Earnings for the quarter can be attributed to the Company's recognition of $1.2 million in licenses of its AXS-One® Enterprise solution, CRM solution, and upgrades to its AXSPoint® Central and Exchange solutions. Fifty-eight percent of the license revenue from these contracts was recognized with customers inside the United States, while forty-two percent was recognized internationally. Customers who licensed software in the first quarter included major companies in the financial services and local and federal government sectors.

        During the quarter, the Company's sales and marketing teams signed on three licensing deals with new customers and 17 deals with its existing customers. Notable contracts were signed to implement a revenue management solution with a global financial services firm, which is designed to speed up cash flow and shorten collection cycles while at the same time improving communications with customers and with a ministry of a foreign government designed to automate financial management globally within the ministry of foreign affairs.

        "We are very pleased to announce our seventh consecutive quarter of profitability as we feel it further demonstrates that we have established a successful revenue model," stated John Rade,

AXS-One Chief Executive Officer." Clearly we are maintaining our place in the market by continuing to offer premium solutions to global 2000 clients, which provide a solid recurring revenue stream, along with a meaningful base of upgrade opportunities to complement their supply chain needs. We have developed an excellent foundation for profitability, from which AXS-One can continue to cross sell and explore additional revenue opportunities."

About AXS-One Inc.

        AXS-One (AMEX: AXO) is a provider of supply chain management solutions for service industries that extend the finance function and allow organizations to work collaboratively with their partners, suppliers, employees, and customers while preserving investments in existing systems. AXS-One has implemented high-volume, interoperable, scalable and secure business solutions for global 2000 organizations. Its Web Services based technology has been critically acclaimed as best of class. AXS-One has approximately 250 employees in offices worldwide, including Australia, Canada, Singapore, the United Kingdom, the United States, and South Africa. AXS-One was founded in 1978, and is based in Rutherford, New Jersey, U.S.A. For further information, visit the AXS-One web site at http://www.AXS-One.com.

        AXS-One, the AXS-One logo, "Access Tommorrow Today," AXSPoint and TransAXS are registered trademarks of, and e-Cellerator, AXS Desk, "AXS-One Collaboration FrameWorks," SMART and Tivity are trademarks of, AXS-One Inc. in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

        Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO's Securities and Exchange Commission filings.

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—Table Follows—

AXS-One Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2002	2003
Revenues:
License fees	$1,184	$1,241
Services	7,824	8,089
Other-related parties	88	115

Total revenues	9,096	9,445

Operating expenses:
Cost of license fees	365	341
Cost of services	3,807	3,964
Sales and marketing	1,516	1,631
Research and development	1,716	1,674
General and administrative	1,065	1,315

Total operating expenses	8,469	8,925

Operating income	627	520

Other income (expense):
Interest income	13	12
Interest expense	(87)	(73)
Gain on sale of subsidiary	19	72
Equity in losses of joint ventures	(97)	(19)
Other expense, net	(78)	(85)

Other expense, net	(230)	(93)

Net income	$397	$427

Basic and diluted net income per common share	$0.02	$0.02

Weighted average basic common shares outstanding shares	24,793	24,865

Weighted average diluted common shares outstanding	25,854	25,581

        The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

        This press release contains forward-looking statements. Such statements are only predictions, and actual events or results may differ materially. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's documents and reports filed from time to time with the Securities and Exchange Commission.

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  Exhibit 99.1
AXS-ONE ANNOUNCES PROFITABLE FIRST QUARTER FINANCIAL RESULTS FOR 2003
AXS-One Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)